SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

NATIONAL HEALTH INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

(Address of principal executive offices)

(615) 890-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On December 1, 2014, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Senior Living Communities, LLC (“Senior Living Communities”) and certain of its affiliates (together with Senior Living Communities, the “SLC Sellers”), relating to the acquisition of a portfolio of eight retirement communities (the “Senior Living Communities Portfolio”), with a total of 1,671 units, from Health Care REIT, Inc. and certain of its affiliates pursuant to a preexisting purchase option held by the SLC Sellers for a cash purchase price of $476 million. Senior Living Communities manages the Senior Living Communities Portfolio through its affiliate, the Maxwell Group, Inc. (“Maxwell Group”), an experienced manager of continuing care retirement communities. On December 1, 2014, we also entered into the Master Lease (as defined below) with Senior Living Communities relating to the Senior Living Communities Portfolio and subsidiaries of Senior Living Communities are expected to enter into a management agreement with the Maxwell Group, pursuant to which the Maxwell Group will continue to manage the facilities. In connection with the acquisition we expect to provide a $15 million working capital line of credit to Senior Living Communities (the “Facility”). Borrowings under the Facility will be used to finance construction projects within the Senior Living Communities Portfolio, including building additional units at several of the communities in the portfolio.

We and the SLC Sellers have made customary representations, warranties and covenants in the Purchase Agreement. The Purchase Agreement includes indemnification provisions relating to a breach of the SLC Sellers’ representations or warranties, subject to a cap on liability of $7,500,000 and a basket of $250,000 (i.e. we are not entitled to indemnification for a breach of their representations or warranties unless its losses exceed such amount). The cap and basket limitations do not apply with respect to any failure by the SLC Sellers to satisfy pre-closing liabilities which are expressly not assumed by us. The Purchase Agreement provides that the acquisition of the Senior Living Communities Portfolio is subject to certain closing conditions, including, among other things, (a) the execution and delivery of special warranty deeds conveying the real property of the Senior Living Communities Portfolio, (b) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards (c) the execution of the Master Lease and (d) the execution of loan documents relating to the Facility.

The Purchase Agreement provides that the closing will occur on December 19, 2014 or on another date selected by us that is no later than December 31, 2014. In addition to certain customary termination provisions, the Purchase Agreement provides that either we or the SLC Sellers may terminate the Purchase Agreement if the closing has not occurred by December 31, 2014, if the party that desires to terminate is not then in default under the Purchase Agreement. In the event of a material default by either party in its obligations under the Purchase Agreement which grants the non-defaulting party a termination right, the non-defaulting party may choose any one of the following remedies: (a) be granted specific performance by the other party of its obligations under the Purchase Agreement, (b) terminate the Purchase Agreement and receive a break-up fee in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), or (c) waive such default and proceed with the closing of the transactions provided for therein. In the event that we terminate the Purchase Agreement and as of December 31, 2014, our closing conditions are satisfied and we are ready and willing to close, except that there exist defects with respect to any zoning reports, phase I reports, and certain other third party reports that will be obtained prior to closing, which the SLC Sellers refuse to correct or cause to be corrected, then the SLC Sellers shall reimburse up to $300,000 of the actual, reasonable, out-of-pocket costs and expenses incurred by us in connection with the negotiation of the Purchase Agreement.

We currently expect that the closing of the acquisition of the Senior Living Communities Portfolio will occur on or about December 19, 2014; however, there can be no assurance any condition to the closing of the acquisition of the Senior Living Communities Portfolio will be satisfied or waived, if permitted, or that any event, development or change will not occur. Therefore, there can be no assurance with respect to the timing of the closing of the acquisition of the Senior Living Communities Portfolio or whether the acquisition will be completed on the currently contemplated terms, other terms or at all.

Master Lease and Guaranty

On December 1, 2014, we entered into a triple-net master lease with Senior Living Communities relating to the Senior Living Communities Portfolio (the “Master Lease”). For purposes of this overview of the Master Lease, references to Senior Living Communities may also refer to Senior Living Communities’ subtenants permitted under the Master Lease. The Maxwell Group will continue to manage the facilities pursuant to a management agreement with the subtenants of Senior Living Communities. Under the

Master Lease, Senior Living Communities will be responsible for costs associated with operating and maintaining the Senior Living Communities Portfolio, including taxes, insurance and repair and maintenance. The term of the Master Lease will be for 15 years following its commencement date, with Senior Living Communities having the option to extend the term for two additional five year terms. The Master Lease will provide for cash rent in the first year of approximately $31 million, with rent to increase by 4% of the rent for the prior year in years two, three and four. Thereafter, rent will increase on an annual basis by 3% of the rent applicable for the immediately preceding year. Under the Master Lease, Senior Living Communities is required to maintain the Senior Living Communities Portfolio and invest a minimum of $500 per unit during 2015, with such annual investment amount increasing by 3% each year thereafter.

The Master Lease obligates Senior Living Communities and its subtenants on a consolidated basis to maintain a quarterly current ratio (current assets divided by current liabilities, exclusive of intercompany items) of 1.15:1.00. Additionally, the Master Lease obligates Senior Living Communities and its subtenants to maintain specified quarterly lease coverage ratios, which the Master Lease defines as net operating income (after assumed capital expenditures of $500 per unit (subject to increase, as described above) and a management fee equal to 5% of gross revenues) for the applicable trailing 12-month period for Senior Living Communities and its subtenants on a consolidated basis divided by the rent for such trailing 12-month period. The following sets forth information about the required quarterly lease coverage ratios under the Master Lease:

•	Commencing with the quarter ending March 31, 2015 through the quarter ending December 31, 2016, Senior Living Communities and its subtenants are required to have on a consolidated basis a quarterly lease coverage ratio of not less than 1.00 to 1.00.

•	From the quarter ending March 31, 2017 through the quarter ending December 31, 2017, Senior Living Communities and its subtenants are required to have on a consolidated basis a quarterly lease coverage ratio of not less than 1.15 to 1.00.

•	For the quarter ending March 31, 2018 and for each quarter thereafter during the term of the master lease, Senior Living Communities and its subtenants are required to have on a consolidated basis a quarterly lease coverage ratio of not less than 1.25 to 1.00.

The Master Lease also requires Senior Living Communities to make a security deposit with us in the amount of $10 million, which shall serve as security for Senior Living Communities’ performance of its obligations to us under the Master Lease. Additionally, Senior Living Communities will grant us a first priority security interest in certain personal property and receivables arising from the operations of the Senior Living Communities Portfolio, which security interest shall secure Senior Living Communities’ obligations under the Master Lease. The terms of the Master Lease also include (a) a non-competition provision restricting, with certain exceptions, Senior Living Communities and its affiliates from leasing, owning, managing, developing or constructing independent living, assisted living, memory care or skilled nursing properties within 20 miles of any property in the Senior Living Communities Portfolio during the term of the Master Lease and acquiring or commencing construction of such properties within 20 miles of any property in the Senior Living Communities Portfolio for two years thereafter, (b) restrictions on a change of control of Senior Living Communities or the Maxwell Group, subject to certain exceptions, and (c) customary operating covenants, events of default and remedies.

Senior Living Communities’ obligations to us under the Master Lease will be guaranteed by the Maxwell Group and Live Long Well Care, LLC. In addition, Donald O. Thompson, Jr., one of the principals of Senior Living Communities, will provide a limited guaranty for certain “bad acts” enumerated therein. Management fees payable to the Maxwell Group will be subordinated to Senior Living Communities’ obligation to pay rent to us under the Master Lease.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the execution of the Purchase Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Title

99.1	Press Release dated December 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

Date: December 1, 2014	By:	/s/ J. Justin Hutchens
J. Justin Hutchens
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated December 1, 2014.